Exhibit 99.1

PRESS RELEASE

Autoliv Elects New Board Member

(Stockholm, November 3, 2011) — Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – today announced that it has elected Dr. Xiaozhi Liu as a new member of its Board of Directors.

Doctor Liu has a long experience in the automotive industry and a thorough educational background. She has Ph. D. and Master Degree in Chemical Engineering and Electrical Engineering from the German Friedrich-Alexander Universität in Erlangen, Nurembourg, and a Bachelors Degree in Electrical Engineering from the Chinese Jiaotong University in Xian.

After completing her studies in 1992, she was recruited into GM’s Delphi operations and worked in various executive positions in Germany, China and the U.S., where she rose to the position of Director of Electronics, Controls & Software for GM in Detroit, Chief Engineer & Chief Technology Officer of GM in China and Chairman & CEO for General Motors Taiwan. Between 2005 and 2006, she was CEO and Vice Chairman of Fuyao Glass Industry Group Co Ltd., a public company listed in Shanghai. In 2007, she became the President and CEO of NeoTek China, a supplier of automotive chassis and transmission parts and, in 2008, the Chairman of the company’s board of directors. Since 2009, she has been running her own company, ASL Automobile Science & Technology (Shanghai) Co., Ltd., which introduces and implements globally advanced technologies to Chinese companies.

In addition to being Chairman of the board of NeoTek China, Doctor Liu serves on the board of the US-based wind-turbine company Viryd Technologies Inc.

Doctor Liu was born in 1956, is a Chinese citizen and fluent in English, German and Mandarin. She was elected for the current term that expires at the 2012 Annual General Meeting of Shareholders.

Photo of our new board member is attached with the press release.

Inquiries:
Dr. Xiaozhi Liu	Tel. +86 136 1611 7265
Jan Carlson, President & CEO, Autoliv Inc.	Tel. +46 8 587 20 600

About Autoliv

Autoliv Inc., with its joint ventures, has 80 facilities with 46,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 grew to by 40% to nearly US $7.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc.	Autoliv Inc. c/o Autoliv Electronics
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23, Fax +46 (8) 24 44 93	Tel +1 248 475 0427, eFax +1 801 625 6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com